EXHIBIT 12



Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                            Six months ended
                                                                    June 30,
(In millions)                                            2001           2000
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Net income                                            $ 652.4        $ 495.5
Income taxes                                            347.7          259.4
                                                 -------------   ------------

Income before income taxes                            1,000.1          754.9
                                                 -------------   ------------

Fixed charges:
     Interest expense (1)                             1,616.3        1,284.2
     Interest portion of rentals (2)                     24.0           21.6
                                                 -------------   ------------

Total fixed charges                                   1,640.3        1,305.8
                                                 -------------   ------------

Total earnings as defined                           $ 2,640.4      $ 2,060.7
                                                 =============   ============

Ratio of earnings to fixed charges                       1.61           1.58
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.


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